SECURITIES AND EXCHANGE COMMISSION

Washington, DC

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2006

RBS GLOBAL, INC.	REXNORD CORPORATION
(Exact name of Registrant as specified in its charter)	(Exact name of Registrant as specified in its charter)

Delaware	Delaware
(State of Incorporation)	(State of Incorporation)

333-102428	033-25967-01

(Commission File Numbers)

01-0752045	04-3722228
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

4701 Greenfield Avenue Milwaukee, Wisconsin	53214
(Address of principal executive offices)	(Zip Code)

(414) 643-3000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 6, 2006, the Company’s Canal Street Facility, in Milwaukee, Wisconsin, experienced an explosion. Three workers lost their lives and approximately 44 others were injured.

The incident resulted in the destruction of a warehouse building that held inventory and manufacturing components. An adjacent production facility and portions of other buildings at the Canal Street Facility were also damaged. The extent of the damage and the impact on future production and sales are not immediately determinable. The investigation into the cause of the explosion is ongoing. Preliminary reports indicate that the explosion was an accidental event related to the facility’s propane gas storage tanks and related distribution system.

The Canal Street Facility comprises a number of buildings and approximately 1.1 million square feet of production, storage and office space, and employs approximately 750 people. The facility primarily manufactures products related to the Company’s gear products, and also manufactures portions of the components used for its coupling products. While the Canal Street Facility is the Company’s primary manufacturing facility for gear products, it also has gear manufacturing and repair operations in nine other locations, and it manufactures couplings in three other locations. The Company’s ability to produce its other products is not affected by the incident.

The Company has substantial property, casualty and business interruption insurance coverage. The limit of this coverage is $2 billion per incident, with a $250,000 deductible. The Company believes it is adequately insured with respect to this incident and is working with its insurance carriers to evaluate losses and coverage and to determine how to proceed with reconstruction and recovery. The Company expects to experience a reduction in revenues during the period the facility is out of production, but also expects the resulting negative impact on earnings to be mitigated by insurance recoveries.

The financial impact of the incident cannot be determined at this time. The Company does not expect this incident to have a material effect on, or result in a default under, its current credit facilities, its 9 1/2% Senior Notes due 2014 or its 11 3/4% Senior Subordinated Notes due 2016, and also does not expect there to be any impact on its ability to conclude its previously announced acquisition of the Zurn plumbing products business, which is currently expected to close in the first calendar quarter of 2007.

The facility reconstruction and insurance claim process will likely extend into the Company’s next fiscal year (which begins on April 1, 2007) and possibly beyond. The Company continues to evaluate the time frame in which the Canal Street Facility may return to production and the timing of receipt of insurance recoveries.

On December 7, 2006, the Company issued a press release providing information with respect to a support fund that has been established for the families of the three employees who perished in the tragedy. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release dated December 7, 2006.

EXHIBIT INDEX

TO

FORM 8-K CURRENT REPORT

Date of Report: December 6, 2006

Exhibit No.	Description
99.1	Press release dated December 7, 2006.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, as amended, the Co-registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 11th day of December, 2006.

REXNORD CORPORATION

By:	/s/ Patricia Whaley
Patricia Whaley
Vice President and General Counsel

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, as amended, the Co-registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 11th day of December, 2006.

RBS GLOBAL, INC.

By:	/s/ Patricia Whaley
Patricia Whaley
Vice President and General Counsel